Exhibit 99.(d)(4)

PACIFIC GLOBAL ETF TRUST

FIRST AMENDMENT TO THE SUBADVISORY AGREEMENT

THIS AMENDMENT, dated as of October 23, 2019, to the Subadvisory Agreement, is entered into by and between PACIFIC GLOBAL ADVISORS LLC, a Delaware limited liability company (the “Manager”), and CADENCE CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Subadviser”).

RECITALS

WHEREAS, the parties have entered into the Subadvisory Agreement, dated as of the 11th day of February, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, to add new series established under the Trust (the “Fund”); and

WHEREAS, Paragraph 8 of the Agreement allows for its amendment by a written instrument executed by both parties in conformity with the requirements of the Investment Company Act of 1940.

NOW, THEREFORE, the parties agree as follows:

1.              The second and third paragraphs of the preamble are hereby deleted in their entirety and replaced with:

“WHEREAS, the Manager has entered into a Management Agreement (the “Management Agreement”) dated February 11, 2019, as may be amended from time to time, with Pacific Global ETF Trust, a Delaware statutory trust (the “Trust”) and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to which the Manager acts as the manager of each series portfolio established under the Trust; and,

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the fund(s) identified on Schedule A hereto (collectively, the “Fund”) and to manage all or such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services.”

2.              Schedule A of the Agreement is hereby superseded and replaced in its entirety with Schedule A, dated October 23, 2019, attached hereto.

3.              Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officer(s) on one or more counterparts as of the date written above.

PACIFIC GLOBAL ADVISORS LLC		CADENCE CAPITAL MANAGEMENT LLC

By:	/s/ Joshua Schwab	By:	/s/ Michael Skillman
Name: Joshua Schwab		Name: Michael Skillman
Title: Managing Director		Title: CEO

By:	/s/ J.G. Lallande
Name: JG Lallande
Title: Counsel & Assistant Secretary

SCHEDULE A

Effective as of October 23, 2019

To the Subadvisory Agreement between

Pacific Global Advisors LLC

and

Cadence Capital Management LLC

The Subadviser shall receive the fee indicated in the table below.

Name of Fund	Fee (as a percentage of net revenue retained by the Manager out of the Fund’s unitary fee)
Pacific Global US Equity Income ETF	50%
Pacific Global International Equity Income ETF	50%